Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 16, 2011

Relating to Preliminary Prospectus Supplement dated November 16, 2011

Registration Statement No. 333-161697

Final Term Sheet

Dated November 16, 2011

3.800% Notes due 2021

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	November 15, 2021

Trade Date:	November 16, 2011

Settlement Date (T+5):	November 23, 2011

Coupon (Interest Rate):	3.800% per annum

Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2012

Benchmark Treasury:	UST 2.000% due November 15, 2021

Benchmark Treasury Price / Yield:	99-29+ / 2.009%

Spread to Benchmark Treasury:	1.80% (180 basis points)

Yield to Maturity:	3.809%

Public Offering Price:	99.927% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$497,385,000

Make Whole Call:	T+30 basis points (before 3 months prior to the maturity date)

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661CV7 / US548661CV74

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Co-Managers:	Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
PNC Capital Markets LLC
RBS Securities Inc.
ANZ Securities, Inc.
BNY Mellon Capital Markets, LLC
The Williams Capital Group, L.P.
Muriel Siebert & Co., Inc.

5.125% Notes due 2041

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	November 15, 2041

Trade Date:	November 16, 2011

Settlement Date (T+5):	November 23, 2011

Coupon (Interest Rate):	5.125% per annum

Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2012

Benchmark Treasury:	UST 3.750% due August 15, 2041

Benchmark Treasury Price / Yield:	114-02 / 3.029%

Spread to Benchmark Treasury:	2.100% (210 basis points)

Yield to Maturity:	5.129%

Public Offering Price:	99.940% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$495,325,000

Make Whole Call:	T+ 35 basis points (before six months prior to the maturity date)

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661CU9 / US548661CU91

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
PNC Capital Markets LLC
RBS Securities Inc.
BNY Mellon Capital Markets, LLC
ANZ Securities, Inc.
The Williams Capital Group, L.P.

Muriel Siebert & Co., Inc.

We expect that the delivery of the notes will be made to investors on or about November 23, 2011, which will be the fifth business day following the date of this term sheet (such settlement being referred to as “T + 5”). Under Rule l5c6-l under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially settle in T + 5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or SunTrust Robinson Humphrey, Inc. at 1-800-685-4786.